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EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF CAREMARK RX, INC. (1)

Legal Name	State or Jurisdiction of Incorporation or Organization	Also Doing Business As
Caremark International Inc.	Delaware	N/A
Caremark Inc.	California	Caremark Prescription Services Caremark Therapeutic Services
MP Receivables Company	Delaware	N/A
(1)
Certain subsidiaries of Caremark Rx, Inc. have been omitted from the above listing pursuant to Item 601(b)(ii) of Regulation S-K. These subsidiaries would, if considered in the aggregate as a single subsidiary, not constitute a "significant subsidiary" as this term is defined by the SEC.

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  EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF CAREMARK RX, INC. (1)